                                                                                                     EXHIBIT 12


                                               SNYDER OIL CORPORATION

                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (Unaudited)




                                                                                                                         Nine
                                                              Year Ended December 31,                                 Months Ended
                                     ------------------------------------------------------------------------         September 30,
                                         1992           1993           1994           1995           1996                1997
                                     ------------   ------------   ------------   ------------   ------------       ----------------
                                                                       (In thousands, except share data)

Income (loss) before taxes, minority
   interest and extraordinary item       $15,027        $22,538       $13,510       ($40,604)       $74,701             $47,557
Interest expense                           4,997          5,315        10,337         21,679         23,587              21,609
                                     ------------   ------------   -----------   ------------   ------------         -----------
Earnings before taxes, minority
   interest, extraordinary item and
   interest expense                      $20,024        $27,853       $23,847       ($18,925)       $98,288             $69,166
                                     ============   ============   ===========   ============   ============         ===========




Interest expense                          $4,997         $5,315       $10,337        $21,679        $23,587             $21,609
Preferred stock dividends of
  majority owned subsidiary               -              -             -              -               1,520               1,474
                                     ------------   ------------   -----------   ------------   ------------         -----------
Total fixed charges                       $4,997         $5,315       $10,337        $21,679        $25,107             $23,083
                                     ============   ============   ===========   ============   ============         ===========



Ratio of earnings to fixed charges          4.01           5.24          2.31         N/A(1)           3.91                3.00
                                     ============   ============   ===========   ============   ============         ===========



(1)  Earnings were inadequate to cover fixed charges by $40.6 million.



                                                  SNYDER OIL CORPORATION

                                            COMPUTATION OF RATIO OF EARNINGS TO
                                       COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                                        (Unaudited)



                                                                                                                        Nine
                                                                                                                    Months Ended
                                                              Year Ended December 31,                               September 30,
                                     -----------------------------------------------------------------------       ---------------
                                         1992           1993           1994          1995           1996               1997
                                     ------------   ------------   ------------  ------------   ------------       -------------
                                                                       (In thousands, except share data)

Income (loss) before taxes, minority
   interest and extraordinary item       $15,027        $22,538       $13,510       ($40,604)       $74,701             $47,557
Interest expense                           4,997          5,315        10,337         21,679         23,587              21,609
                                     ------------   ------------   -----------   ------------   ------------        ------------
Earnings before taxes, minority
   interest, extraordinary item and
   interest expense                      $20,024        $27,853       $23,847       ($18,925)       $98,288             $69,166
                                     ============   ============   ===========   ============   ============        ============




Interest expense                          $4,997         $5,315       $10,337        $21,679        $23,587             $21,609
Preferred stock dividends                  4,800          9,100        10,806          6,210          6,210               4,648
Adjustment to tax effect preferred
  stock dividends                         -              -             -              -                 429               2,069
Preferred stock dividends of
  majority owned subsidiary               -              -             -              -               1,520               1,474
                                     ------------   ------------   -----------   ------------   ------------       -------------
Total fixed charges                       $9,797        $14,415       $21,143        $27,889        $31,746             $29,800
                                     ============   ============   ===========   ============   ============       =============



Ratio of earnings
   to combined fixed charges
   and preferred dividends                  2.04           1.93          1.13         N/A(1)           3.10                2.32
                                     ============   ============   ===========   ============   ============       =============



(1)  Earnings were inadequate to cover combined fixed charges and preferred dividends by $46.8 million.